Exhibit 99.1

International Rectifier Updates Second Quarter Fiscal Year 2012 Guidance, Schedules Second Quarter Fiscal Year 2012 Earnings Conference Call on February 2, 2012

EL SEGUNDO, Calif.—(BUSINESS WIRE)—January 23, 2012— International Rectifier Corporation (NYSE:IRF) today announced preliminary results for its second quarter fiscal year 2012, ended December 25, 2011.  The Company currently expects that second quarter revenue will be between $229 million and $230 million.  Previous guidance given on November 3, 2011 was for revenue to range between $240 million and $270 million.

As the December quarter progressed, revenue came in below expectations due to:

•                  Lower demand in China, particularly in the appliance end market,

•                  Lower demand in Europe among industrial and automotive customers,

•                  Weakness in the computing end market as a result of the recent flooding in Thailand, and

•                  Manufacturing related delays that impacted the HiRel business unit.

Gross margin for the Company’s December quarter is expected to be approximately 35.5%.

During the December quarter, the Company managed to reduce its channel inventory value by approximately 15%. However, the Company’s decision not to pursue highly discounted, spot market business during the quarter, combined with the lower than expected sales during the quarter, led to an approximately 10% increase in internal inventory value.

Initial indications show the Company’s March quarter revenue trending modestly stronger than the December quarter and gross margin to decline by about 4 percentage points.

A conference call will not be held in conjunction with this financial update.  December quarter financial results and March quarter outlook will be available on February 2, 2012 when the Company is planning to report its second quarter financial results.

Fiscal Year 2012 Second Quarter Results Conference Call Details

International Rectifier Corporation (NYSE:IRF) is planning to release its fiscal year 2012 second quarter results on Thursday, February 2, 2012, at approximately 1:00 p.m. Pacific time, followed by a conference call at 2:00 p.m. Pacific time. CEO Oleg Khaykin and CFO Ilan Daskal will discuss the company’s December quarter results and March quarter outlook. All participants, both in the U.S. and international, may join the call by dialing 706-679-3195 by 1:55 p.m. Pacific time.  In order to join this conference call, participants will be required to provide the Conference Passcode: “International Rectifier”.  Participants may also listen over the Internet at http://investor.irf.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

A taped replay of this call will be available from approximately 6:00 p.m. Pacific time on Thursday, February 2 through Thursday, February 9, 2012. To listen to the replay by phone, call 855-859-2056 or 404-537-3406 for international callers and enter reservation number 42587205. To listen to the replay over the Internet, please go to http://investor.irf.com. The live call and replay will also be available on www.streetevents.com.

About International Rectifier

International Rectifier Corporation (NYSE:IRF - News) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications. Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Forward-Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that (a) are not historical facts, (b) predict or forecast future events or results, or (c) embody assumptions that may prove to have been inaccurate. These forward-looking statements involve risks, uncertainties and assumptions. When we use words such as “believe,” “expect,” “anticipate,” “will” or similar expressions, we are making forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give readers any assurance that such expectations will prove correct. The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond our control. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, reduced demand arising from a decline or volatility in general market and economic conditions or customer forecasts; order cancellations due to decreased demand or softening market conditions for customer products; reduced demand as a result of adverse effects on customers from the recent flooding in Thailand;  reduced margins from lower than expected factory utilization and higher than expected costs; manufacturing delays; operational and manufacturing disruptions from implementing our new enterprise resource planning (ERP) system and additional costs related thereto; additional costs or adverse financial effects from implementing our strategic growth initiatives; volatility or deterioration of capital markets; the effects of longer lead times for certain products on meeting demand and any inability by us to satisfy or to timely satisfy customer demand, including, without limitation, operational effects from our ERP system; unexpected costs or delays in implementing our plans to secure and qualify additional manufacturing capacity for our products, including the use of third party contract manufacturers and the purchase and installation of additional manufacturing equipment; the adverse impact of regulatory, investigative, enforcement and legal actions, including without limitation, any of the foregoing in regards to environmental compliance; further review and analysis of our revenues, costs, activities, circumstances and contingencies for the second quarter of fiscal year 2012 which may affect our reported results; increased competition in the highly competitive semiconductor business that could adversely affect the prices of our products or our ability to secure additional business; the effects of manufacturing, operational and vendor disruptions; unexpected delays and disruptions in our supply, manufacturing and delivery efforts due to, among other things, supply constraints, equipment malfunction, power or other utility disruptions or natural disasters (including without limitation, any effects from events that may occur from natural and related disasters affecting Japan, Thailand and the United States); delays in launching new technology products; our ability to maintain current intellectual property licenses and obtain new intellectual property licenses; costs arising from pending and threatened litigation or claims (including, without limitation threatened litigation and claims related to intellectual property); and other uncertainties disclosed in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q, as filed from time to time.

International Rectifier Corporation

Investors:

Chris Toth

310-252-7731

or

Media:

Sian Cummings

310-252-7148